Exhibit 3.1.9.2

ARTICLES OF AMENDMENT TO THE ARTICLES OF ORGANIZATION OF GO FINANCIAL COMPANY LLC

FIRST:	The name of the limited liability company is Go Financial Company LLC.

SECOND:	Attached hereto as Exhibit A is the text of the amendment to the Articles of Organization.

DATED as of this 9 day of September, 2011

GO FINANCIAL COMPANY LLC

By: DT Acceptance Corporation Its: Manager

By:	/s/ Steven Johnson
Name:
Its:

EXHIBIT A

TO

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF ORGANIZATION

OF

GO FINANCIAL COMPANY LLC

The Articles of Organization of Go Financial Company LLC are amended as follows:

1. Article 1 of the Articles of Organization is amended in its entirety to read as follow:

“The name of the limited liability company is GFC Lending LLC.”